Exhibit 99.1

April 19, 2021

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2020 RESULTS

Company Reports Net Income of $596,000, or $0.11 Per Share on a Fully Diluted Basis, in Fiscal 2020 Compared to Net Income of $78,000, or $0.02 Per Share, in Fiscal 2019

Cranford, New Jersey — April 19, 2021 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the fiscal year ended January 2, 2021 today.

The Company reported net income of $596,000 ($0.12 per share basic and $0.11 per share diluted) on net sales of $13,815,000 for the fiscal year ended January 2, 2021 compared to net income of $78,000 ($0.02 per share, basic and diluted) on net sales of $13,130,000 for the fiscal year ended December 28, 2019.

The improved profitability in fiscal 2020 is primarily attributable to a $445,000 decrease in selling and warehousing expenses, an $89,000 decrease in marketing expenses and an $84,000 decrease in product development costs.

Sales of vegan cheese products increased to $11,669,000 in fiscal 2020 from $11,241,000 in fiscal 2019 and sales of the Company’s frozen dessert and frozen food product lines increased to $2,146,000 in fiscal 2020 from $1,889,000 in fiscal 2019. The increase in sales of vegan cheese products was attributable in great measure to increased sales of the Company’s food service-sized BETTER THAN CREAM CHEESE and BETTER THAN SOUR CREAM products. The Company’s gross profit for the year ended January 2, 2021 increased to $4,253,000 from $4,037,000, and its gross profit percentage remained steady at 31%.

As of January 2, 2021, the Company had approximately $1,459,000 in cash, and its working capital was $4,639,000 compared with approximately $514,000 in cash and working capital of $3,840,000 at December 28, 2019.

Recent Events

On February 24, 2021 David Mintz, the Company’s founder, Chief Executive Officer and Chairman of the Board of Directors, passed away. Steven Kass, Chief Financial Officer, was appointed interim CEO by its Board of Directors.

To date, the effects of the pandemic have not materially affected the Company’s operations or sales. All of its co-packing facilities are currently operating as normal and the pandemic has not constrained any of its production requirements. The Company continues to be able to schedule trucks for delivery and a large majority of its customers are still operating and ordering the Company’s products as before.

Mr. Steven Kass, Interim Chief Executive Officer and Chief Financial Officer of the Company stated, “During 2020 we were able to continue to operate successfully, improving our sales and net income. We are continuing to meet market demand for our products while maintaining the safety of our employees, substantially all of whom are working remotely. We look forward to continuing our upward trajectory in fiscal 2021,” concluded Mr. Kass.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 15 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Statements of Income

(in thousands, except per share figures)

	Fiscal year ended January 2, 2021*	Fiscal year ended December 28, 2019*

Net sales	$13,815	$13,130
Cost of sales	9,562	9,093
Gross profit	4,253	4,037
Total operating expenses	3,377	3,929
Income from operations	876	108
Interest expense- related party	25	25
Income before provision for income taxes	851	83
Provision for income taxes	255	5
Net income	$596	$78
Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,456	5,154
Net income per common share:
Basic	$0.12	$0.02
Diluted	$0.11	$0.02

*	Derived from audited financial information

TOFUTTI BRANDS INC.

Balance Sheets

(in thousands, except per share figures)

	January 2, 2021*	December 28, 2019*
Assets
Current assets:
Cash	$1,459	$514
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $457 and $407, respectively	2,078	1,819
Inventories	1,997	1,929
Prepaid expenses and other current assets	88	120
Total current assets	5,622	4,382

Equipment, net	135	145
Operating lease right-of-use assets	224	252
Deferred tax assets	83	217
Other assets	19	30
Total assets	$6,083	$5,026

Liabilities and Stockholders’ Equity
Current liabilities:
SBA loan payable	$112	—
Income taxes payable	117	—
Accounts payable	219	167
Accrued expenses	535	375
Total current liabilities	983	542

Convertible note payable-long term-related party	500	500
SBA loan payable, net of current portion	53	—
Operating lease liabilities	123	156
Total liabilities	1,659	1,198

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares	52	52
Additional paid-in capital	207	207
Retained earnings	4,165	3,569
Total stockholders’ equity	4,424	3,828
Total liabilities and stockholders’ equity	$6,083	$5,026

*	Derived from audited financial information.